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[Penn Mutual Letterhead]





April 16, 2001

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: Flexible Premium Adjustable Variable Life Insurance Policy
    SEC Registration Statement - SEC File No. 33-54662
    --------------------------------------------------

Ladies and Gentlemen:

    In my opinion the Cornerstone VUL I, Cornerstone VUL II, Cornerstone VUL III and Cornerstone IV flexible premium adjustable life insurance policies, registered with the U.S. Securities and Exchange Commission under the above reference registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

    I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,

/s/ Franklin Best, Jr.

Franklin L. Best, Jr.
Managing Corporate Counsel